Exhibit 99.1

Socket Mobile Reports Third Quarter 2013 Results

NEWARK, Calif., – October 28, 2013 - Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity products, today reported financial results for its third quarter ended September 30, 2013.

Revenue for the third quarter of 2013 was $3.3 million, compared to revenue of $2.8 million for the same quarter a year ago and revenue of $4.4 million in the immediately preceding quarter. Net loss for the third quarter of 2013 was $321,000, or a loss of $0.07 per share, compared to a net loss of $983,000, or $0.20 per share, in the third quarter of 2012 and net income of $43,000, or $0.01 per share, in the immediately preceding quarter.

Operating expenses for the third quarter of 2013 were $1.5 million, a decrease of 22 percent from operating expenses of $1.9 million for the same quarter a year ago and a decrease of 10 percent from operating expenses of $1.6 million in the immediately preceding quarter.

For the nine months ended September 30, 2013, revenue was $12.0 million, compared to revenue of $10.8 million in the year ago period. Net loss for the nine months ended September 30, 2013 was $0.2 million, or a loss of $0.04 per share, compared to a net loss of $2.6 million, or a loss of $0.54 per share for the same period one year ago.

Cash and cash equivalents were $0.4 million at both September 30, 2013 and December 31, 2012.

Kevin Mills, president and chief executive officer, commented, “Sales of our barcode scanning products slowed in September, affected by the timing of Apple’s September new product announcements. Customers waited to evaluate new Apple products when making barcode scanner buying decisions. Socket has maintained compatibility of its SocketScan software and the newest Apple products. We experienced a similar slowdown effect last year. The changes announced by Apple this year were not as extensive as a year ago. We further reduced our operating costs in the third quarter. Despite lower quarter-over-quarter revenues, we achieved positive cash flow from operations for the third quarter.

“Two new barcode scanning products that provide capabilities that have been requested by our customers have been introduced. Our Model 8Ci linear barcode scanner is a low cost model attachable to a smartphone or other mobile device to enable one handed barcode scanning. Our Model 7Qi is a 2D barcode scanner built with our standard colored cases at a lower price than the more rugged Model 7Xi, making 2D barcode scanning more affordable.

“Our registered developer support program continues to grow. To date, over 650 developers are registered to use our Software Developer Kits, enabling their mobile applications to use our barcode scanners or make changes to features of the Windows Mobile Embedded 6.5 operating system running on our SoMo handheld computer. Our software developer kit for barcode scanning supports applications running on Apple, Google, Blackberry and Windows/Windows mobile devices in a wide range of mobile applications including commercial services, retail, manufacturing and health care,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 PM Pacific, (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Conference ID is 100536#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.”

About Socket Mobile, Inc.
Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail POS, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones; durable handheld computers and accessories; and OEM solutions for the mobile device market.

Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Socket Mobile Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket and SoMo are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2013, Socket Mobile, Inc. All rights reserved.

Financial tables follow.

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue	$3,292	$2,796	$11,992	$10,788
Cost of revenue	2,009	1,814	7,197	6,784
Gross profit	1,283	982	4,795	4,004
Gross profit percent	39%	35%	40%	37%
Research and development	578	635	1,697	2,159
Sales and marketing	499	798	1,643	2,740
General and administrative	395	454	1,305	1,564
Total operating expenses	1,472	1,887	4,645	6,463
Interest expense, net	124	70	329	127
Deferred tax provision	8	8	24	24
Net loss	$(321)	$(983)	$(203)	$(2,610)
Net loss per share: Basic and Diluted	$(0.07)	$(0.20)	$(0.04)	$(0.54)
Weighted average shares outstanding: Basic and Diluted	4,867	4,861	4,864	4,851

Reconciliation of GAAP Net Income (Loss) to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net loss GAAP	$(321)	$(983)	$(203)	$(2,610)
Interest expense, net	124	70	329	127
Income tax expense	8	8	24	24
Depreciation	56	57	159	211
Amortization of intangibles	15	15	45	45
Stock compensation expense	51	106	202	470
Net income (loss) EBITDA	$(67)	$(727)	$556	$(1,733)

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2013 (Unaudited)	December 31, 2012*
Cash	$402	$391
Accounts receivable	1,773	1,509
Inventories	1,056	941
Other current assets	122	129
Property and equipment, net	332	343
Goodwill	4,427	4,427
Intangible technology	45	90
Other assets	92	91
Total assets	$8,249	$7,921
Accounts payable and accrued liabilities	$3,839	$4,250
Bank line of credit	846	811
Notes payable	1,328	845
Deferred income on shipments to distributors	1,089	854
Deferred service revenue	286	369
Other liabilities	386	323
Common stock	61,180	60,971
Accumulated deficit	(60,705)	(60,502)
Total Liabilities and Equity	$8,249	$7,921

*Derived from audited financial statements.

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